Exhibit 4.18
English Translation
Pledge Contract under Loan Contract No. 1300401212008510121
RECEIVABLES PLEDGE CONTRACT
IN CONNECTION WITH
CHINA DEVELOPMENT BANK FOREIGN EXCHANGE LOAN

Pledgor:	Yingli Energy (China) Company Limited
Pledgee:	China Development Bank

Pledgor: Yingli Energy (China) Company Limited
Domicile: No.3399, Chao Yang North Road, Baoding, Hebei Province
Legal Representative: Miao Liansheng
Post code: 071051
Handling Person: Liu Yang
Tel: 0312-8929705
Fax: 0312-3151881
Pledgee: China Development Bank
Domicile: 29, Fuchengmeiwai Avenue, Xicheng District, Beijing
Legal Representative: Chen Yuan
Postcode: 100037
Handling Branch: Heibei Province Branch, CDB
Handling Person: Lu Yilin
Tel: 0311-85518761
Fax: 0311-85288091

In order to ensure the performance by the Borrower, Yingli Energy (China) Company Limited , of the Loan Contract No. 1300401212008510121 it concluded with the Pledgee (the “Main Contract”), the Pledgor desires to pledge to the Pledgee its receivables subject to its lawful right of disposal as a security in favor of the Pledgee. Upon consultations and mutual agreement, the Pledgor and the Pledgee hereby enter into this Contract:
ARTICLE 1
DEFINITIONS
Receivables shall mean all incomes enjoyed by Yingli Energy (China) Company Limited through the sale of solar cell components and relevant products upon the completion of the 100MW (annual capacity) polysilicon solar cell project to be newly constructed by Yingli Energy.
Unless otherwise agreed upon herein, relevant capitalized terms in this Contract shall have the same meanings as in the Main Contract.
ARTICLE 2
SUBJECT OF PLEDGE
The subject of Pledge under this Contract shall be the Receivables defined in Article 1 above.
ARTICLE 3
SCOPE OF GUARANTEE
Pursuant to the Main Contract, the Borrower shall borrow from the Pledgee Seventy Million US Dollars (USD$70,000,000), and the term of such loan shall be 8 years (beginning as from December 24, 2008 and ending as of December 23, 2016).
The scope of guarantee provided by this Contract shall cover any and all principal, interest, penalty interest, indemnity, liquidated damages, damages and pledge realization fees in connection with the entirety of the loan under the Main Contract.
Upon each repayment of the principal of the loan under the Main Contract, the amount of the principal guaranteed under this Contract shall be reduced accordingly.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR
(1) The Pledgor is a lawfully established legal person, possesses a valid business license, and owns its assets and operates its business in accordance with law.

(2) The Pledgor lawfully holds the title to, or the right of disposal over, the Subject of Pledge. If, according to the law, the Subject of Pledge is a right which is pledegable only upon approval or consent by relevant authorities, the Pledgor undertakes that such approval or consent shall have been lawfully and validly obtained; And there is no dispute whatsoever in respect of the title to, or the right of disposal over, the Subject of Pledge.
(3) Other than the mortgage created hereunder, the Pledgor undertakes that there is no security of any kind created on the Subject of Pledge hereof.
(4) The Pledgor has completed all internal authorization procedures necessary for the execution of this Contract and such authorizations are lawful and valid.
(5) All documents and materials furnished by the Pledgor to the Pledgee are true, accurate and complete.
The above representations and warranties shall remain valid during the term of this Contract.
ARTICLE 5
THE OPENING AND MANAGEMENT
OF THE SPECIAL ACCOUNT FOR INCOMES
(1) The Pledgor shall within 30 days of the effectiveness of this Contract open a special account for incomes with the Handling Branch of the Pledgee.
(2) The Pledgor shall deposit all incomes arising out of the Subject of Pledge under the Contract into the Special Account for incomes opened with the Handling Branch of the Pledgee. The Handling Branch shall be responsible for supervising the deposit of funds into, and the usage of funds from, such account.
(3) Within 3 days prior to the Principal Repayment Date and the Interest Payment Date provided in the Main Contract, the Pledgor shall make available in its special account for incomes an amount of funds sufficient to cover the repayment of the principal and interest of loan currently due under the Main Contract. In case the Borrower fails to repay its debts in accordance with the Main Contract, the Pledgee shall be entitled to directly deduct, on such Principal Repayment Date or Interest Payment Date, the principal and interest of loan from the Special Account for incomes opened by the Pledgor with the Handling Branch. If the Pledgor cannot repay the principal and interest of loan on time and in full amount, the Pledgee shall enforce the pledge pursuant to this Contract.
ARTICLE 6
OBLIGATIONS OF THE PLEDGOR
(1) Without obtaining the Pledgee’s written consent, the Pledgor shall not dispose of the Subject of Pledge under this Contract by whatsoever means.
(2) Any and all expenses arising from the execution and performance of the Contract shall be borne by the Pledgor.
ARTICLE 7
REALIZATION OF PLEDGE RIGHT
If the Borrower fails to fully settle its debts under the Main Contract in accordance thereof, or if the Pledgor is declared bankrupt, dissolved or wound down according to law, the Pledgee shall be entitled to take one or more of the following measures:
(1) The Handling Branch of the Pledgee may directly transfer to the Pledgee funds equivalent to the amount of the principal and interest of loan due and payable under the Main Contract from the special account for incomes. If the funds in the special account for incomes are insufficient for the repayment of such principal and interest due by the Pledgor, the Pledgee shall be entitled to directly transfer, in its own discretion, any subsequent, newly-added funds of the special account for incomes to the Pledgee until the principal and interest due under the Main Contract shall be repaid in full; and
(2) The Pledgee shall have the right to dispose of, in accordance with law, the Subject of Pledge hereunder and shall be paid out of the proceeds therefrom. Any amount of such proceeds in excess of the amount of the creditor’s rights guaranteed hereunder shall belong to the Pledgor.
ARTICLE 8
BREACH OF CONTRACT LIABILITIES
(1) In case the value of the Subject of Pledge is lessened due to any fault attributable to the Pledgor, the Pledgee shall be entitled to require the Pledge either to restore the value of the Subject of Pledge within a prescribed period of time or to make up such shortfall by furnishing a security acceptable to the Pledgee.
(2) If the Pledgor conceals such circumstances as the fact that the Subject of Pledge is under joint ownership, is under any dispute, is prohibited from being mortgaged (pledged) or is the subject of an existing mortgage (or pledge), and thereby causes losses to the Pledgee, the Pledgor shall indemnify against such losses;.
(3) If the Pledgor violates any other provisions of this Contract, or if any of the representations or warranties in Article 4 hereof is proved incorrect or misleading, and thereby causes losses to the Pledgee, the Pledgor shall indemnify against such losses.
ARTICLE 9
MODIFICATION AND TERMINATION OF THE CONTRACT
(1) Neither the Pledgor nor the Pledgee shall modify or terminate the Contract unilaterally. Any modification or termination (where necessary) of this Contract shall be made only by mutual agreement of the two parties in the form of a written instrument.
(2) If the Borrower and the Pledgee have agreed in writing to modify the Main Contract, the Pledgor shall continue to assume the obligation of guaranteeing the debts under the Main Contract by pledging the Subject of Pledge under this Contract.
ARTICLE 10
REGISTRATION OF PLEDGE
The Pledgor shall actively cooperate with the Pledgee in registering the pledge with the receivables pledge registration authority upon execution of this Contract.
ARTICLE 11
SETTLEMENT OF DISPUTE
Any dispute between the Pledgor and the Pledgee arising out of the performance of this Contract shall be resolved through consultations. Failing such resolution, the dispute shall be resolved through litigation before the People’s Court of the domicile of the Pledgee.
ARTICLE 12
MISCELLANEOUS
(1) Matters not covered by this Contract shall be dealt with by the Pledgor and the Pledgee through consultations or shall be dealt with according to the stipulations of relevant laws and regulations of the state.
(2) This Contract is made in two originals (with the Pledgor and the Pledgee each holding one copy thereof) and in four duplicates.
ARTICLE 13
EFFECTIVENESS OF THE CONTRACT
The Contract shall become effective as from the date on which both the Pledgor and the Pledgee have executed and sealed this Contract and the Receivables Pledge Registration Agreement attached hereto.
APPENDIX: Receivables Pledge Registration Agreement

Pledgor:	(Company Seal)

Legal Representative	(signature) /s/ Liansheng Miao

(or Authorized Representative)

(mm) (dd) (yy)
Opening Bank & Account No. of Pledgor:

Pledgee	(Special Seal for Contracts)

Legal Representative	(signature) /s/ Lihong Wang

(or Authorized Representative)

(mm) (dd) (yy)